Prospect Energy Corporation Announces Expansion of Investment Team

NEW YORK, NY -- 09/09/2004 -- Prospect Energy Corporation (NASDAQ: PSEC) announced today that its investment advisor, Prospect Capital Management, LLC, has expanded its investment team to enhance its ability to originate and close mezzanine investments in the energy industry.

John E. Hopley, Eric K. Klaussmann, and Bart J. de Bie have joined Prospect Capital's New York based investment team, and Mark N. Witt, formerly PSEC's Chief Financial Officer, will head up origination activities in Prospect's Houston office. Karen K. Gattengo, currently PSEC's Chief Compliance Officer, will assume the additional duties of Chief Financial Officer, Secretary and Treasurer.

John Hopley has 18 years of experience in energy finance and most recently he served as Managing Principal at Greenwich Energy Capital Management, where he focused on project finance, leveraged buyouts, mezzanine investments, and private equity investments. He received his Bachelor's and Master's degrees from Columbia University.

Eric Klaussman has ten years of energy sector experience and he joins Prospect after MMC Energy where he was a principal specializing in origination, evaluation and structuring of energy investments. He received his BA and Master's degrees from Boston University.

Mr. de Bie has over nine years of industry experience and joins Prospect from Cenatar Advisory Group where he was a Director and helped provide advisory services to the energy and utility sectors. He holds a BA from the University of Wisconsin and a JD degree from George Washington University Law School.

"We are delighted with the addition of John, Eric and Bart to our team," said John F. Barry, Chairman and CEO of Prospect Energy Corp, "and I am pleased that Mark Witt has agreed to focus his energies exclusively on origination for us. All of these individuals bring deep industry experience that will improve our ability to originate high quality mezzanine transactions. With these additions to our team, I believe we are now the largest investment group in the country focused exclusively on energy mezzanine investments."

About Prospect Energy Corporation

Prospect Energy Corporation is a financial services company that lends to and invests in middle market companies in the energy industry. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

CONTACT:
Prospect Energy Corporation
212-448-0702
www.prospectenergy.com